Letter from NeoMedia Technologies (OTC BB: NEOM) to Shareholders

Dear Prospective and Current Shareholders:

It is with great enthusiasm that I update you on the state of NeoMedia Technologies, Inc.

2007 holds many promising opportunities for us that we believe we can capitalize on with a new team, renewed energy, fresh ideas and a more focused vision for moving our company forward, and creating shareholder value.

There are a number of positive developments to report, but none more vital than our evolving business model. Following an internal strategic planning meeting in late January, NeoMedia is now laser focused on our core code-reading business in North America, the UK, mainland Europe and China.

All other business units (Micro Paint Repair, 12Snap, and Telecom Services) are either in the process of being sold, or will be sold in the most profitable, timely and viable manner possible. The strategic equity earned through the sale of these assets will greatly reduce our current burn rate, and help us move closer to profitability and provide financial stability for the company. Our goal is to break even by December 31, 2007 and become profitable by the first quarter of next year.

Most importantly, the shedding of our non-core assets affords us the ability to focus all our resources on our core business initiatives. We realize the challenges we face in the global application of our technology, and can now present qode to the industry and public in a more systematic and focused approach marketing it as “the next phase of the Internet” and the wireless Web.

We are also making great strides to create a global standard for the wireless Web and have scheduled a high-level meeting in London this month with some of the world’s leading technology firms to begin to define and document this important standards-based initiative.

Building on the deals we have completed, we will focus on targeting manufacturers within the media and enterprise space, including newspapers, publishers, real estate, physical world advertisers, and beverage producers to design their products to become more interactive. We envision a future in which consumers routinely “qode it” when they want more information on a product or service.

We believe the revenues generated by our core business could be significant and our goals include hiring a new sales force, while penetrating three verticals with at least six major customers. Another major goal is to partner with at least three major carriers (North American, UK and mainland European) who will embed, adopt and commit to utilize every feature qode has to offer.

We recently signed a performance-based agency and licensing agreement with NexMobil, LLC, to resell our technology into the Middle East, India, Korea and Pakistan.

As you know, we have numerous issued patents with others in process and we will continue to seek to optimize the value of our intellectual property portfolio around in the world. That said, I would like to update you on a recent positive development in the Scanbuy case. Judge John E. Sprizzo dismissed Scanbuy's request for a summary judgment in New York City on Jan. 30. While the case is not over yet, we continue to remain confident in the final outcome.

Another of our key strategic goals is to look to attract a minority equity investment from a strategic industry partner to support our current financial structure with Cornell Capital Partners.

In terms of new leadership, we expect to name a permanent CEO by mid-year. In addition, Roger Pavane has recently been brought in as our SVP of Sales and Marketing and is heading up the mobile division efforts in the Americas and the UK. Mr. Pavane is a wireless industry veteran with 20+ years experience in this space. Prior to NeoMedia, Mr. Pavane headed up efforts for Mobliss, a wholly owned subsidiary of the Tokyo-based Index Corporation, and served as Executive Vice President Sales of TruePosition, a Liberty Media (NASDAQ GS: LINTA) owned wireless location technology software company where he lead the start-up company to record growth. We are also very pleased to announce the promotion of Dr. Christian Steinborn, current president of Gavitec, who will now also head up the mobile division efforts in the rest of the world, with a focus on mainland Europe and China.

We will also be announcing terms of a company-wide stock option re-pricing today. We are instituting it as a retention tool to align our employees with the new vision of NeoMedia. The re-pricing is to the current market price for vested options, with future vesting at a premium to the current market price to better align our employees with our shareholders who are expecting increasing stock performance.

We also would like to announce that George O’Leary has been named as a member of our Board of Directors. Mr. O’Leary is currently the President of SKS Consulting of South Florida Corp. and is working with NeoMedia under a two year consulting agreement to help right the ship and currently will lead the execution of the strategic plan. Mr. O’Leary started SKS Consulting in 2000 with the mission to help companies focus on execution in their core business while shedding their non-core business assets. Prior to assuming his duties with NeoMedia, he was and still is a consultant to NeoGenomics (NGNM.OB) and was acting Chief Operating Officer from October 2004 to April 2005 were he helped the turnaround of that organization. He is currently a member of their Board of Directors, and the stock price has seen a sevenfold increase since his involvement with the company. From 1996 to 2000, Mr. O’Leary was CEO and President of Communication Resources Incorporated (CRI), where annual revenues grew from $5 million to $40 million during his tenure. Prior to CRI, Mr. O’Leary was Vice President of Operations of Cablevision Industries, where he ran $125 million of business for this major cable operator until it was sold to Time Warner. We look forward to Mr. O’Leary helping NeoMedia in these arenas as well.

We embrace the challenges ahead and believe we have a streamlined, focused vision and game plan, and the dedicated team in place to execute it.

We look forward to communicating with you at our next earnings conference call at the completion of our 2006 audit and will continue to have quarterly shareholder conference calls going forward.

Thank you for your continued support.

Sincerely,

Charles W. Fritz
Interim CEO and Chairman

This letter contains forward-looking statements within the meaning of section 27A of the Securities Act of 1933 and Section 21E of the Securities Exchange Act of 1934. With the exception of historical information contained herein, the matters discussed in this letter involve risk and uncertainties. Actual results could differ materially from those expressed in any forward-looking statement.

qode is a registered trademark, and qode®reader, qode®window and One Click to Content are trademarks of NeoMedia Technologies, Inc. Other trademarks are properties of their respective owners.”